Exhibit 99.1    PRESS RELEASE ANNOUNCING INVESTOR TELECONFERENCE.

MATRIX SERVICE COMPANY SETS DATE TO DISCUSS THE THIRD QUARTER FISCAL YEAR 2003 RESULTS, ENDED FEBRUARY 28, 2003 Tulsa, OKLAHOMA – March 27, 2003

Matrix Service Company (Nasdaq: MTRX), a leading industrial services company, specializing in the construction and repair and maintenance of aboveground storage tanks, plant maintenance, turnarounds and capital construction, will announce results for the Third Quarter Fiscal Year 2003, ended February 28, 2003 on Thursday, April 10, 2003 prior to the open of the market.

In conjunction with the earnings release, Matrix Service will host a conference call with Brad Vetal, President and CEO, and Michael Hall, Vice President-Finance and Chief Financial Officer.

The conference call will be held at 11:00am EST/10:00am CST and will be simultaneously broadcast live over the Internet at www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

If you have any questions, please contact Trúc Nguyen at 212-888-0044 or via email at tnguyen@sternco.com.

About Matrix Service Company

Matrix Service Company designs, constructs, maintains and provides specialized repair services and products for aboveground storage tanks, provides general industrial construction and in-plant routine maintenance, process unit turnarounds and construction services principally for petroleum refineries, bulk storage terminals, pipelines, power plants and chemical plants.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:

Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co. Communications
918/ 838-8822	212/ 888-0044
mhall@matrixservice.com	tnguyen@sternco.com